UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO

REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

REITless Impact Income Strategies LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10891

Delaware	27-4286597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

623 E Fort Union Blvd., Suite 101 Salt Lake City, Utah (Address of principal executive offices)	84047 (Zip Code)

(415) 315-9916
Registrant’s telephone number, including area code

Common Shares
(Title of each class of securities issued pursuant to Regulation A)

In this report, the terms “REITless Impact Income Strategies, “the “company,” “we,” “us” or “our” refer to REITless Impact Income Strategies LLC unless the context indicates otherwise.

We make statements in this report that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this report or in the information incorporated by reference into this report.

The forward-looking statements included in this report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in our securities offering;

•	our ability to identify investments that meet the social impact criteria established by the company;

•	our ability to attract and retain members to our online platform;

•	risks associated with breaches of our data security;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	expected rates of return provided to investors;

•	the ability of our Sponsor and its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•	legislative or regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of real estate investment trusts (“REITs”) and Securities and Exchange Commission (“SEC”) guidance related to Regulation A or the JOBS Act);

•	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our Sponsor;

•	our ability to access sources of liquidity when we have the need to fund redemptions of common shares in excess of the proceeds from the sales of our common shares in our continuous securities offering and the consequential risk that we may not have the resources to satisfy redemption requests;

•	our failure to maintain our status as a REIT;

•	our ability to avail ourselves of certain regulatory exemptions and safe harbors;

•	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Investment Company Act”) and other laws; and

•	changes to generally accepted accounting principles, or “GAAP”.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this report. All forward-looking statements are made as of the date of this report and the risk that actual results will differ materially from the expectations expressed in this report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this report will be achieved.

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Item 1. BUSINESS

REITless Impact Income Strategies LLC is a Delaware limited liability company formed on March 6, 2018 to invest in and manage a diversified portfolio of single-family, multi-family, and other commercial real estate loans, including senior and subordinated mortgage loans, mezzanine loans, participations in such loans, and other real estate-related assets. The company will focus its lending to companies, organizations, and projects with the intention to generate positive social and environmental impact alongside a financial return.

We are externally managed by North Capital, Inc. (the “Manager”), an SEC-registered investment advisor and an affiliate of North Capital Investment Technology, Inc. (“NCIT” or the “Sponsor”). NCIT owns and operates an online investment platform www.reitless.com (the “REITless Platform”) that allows investors to become equity or debt holders in real estate opportunities that may have been historically difficult to access for some investors. Through the use of the REITless Platform, investors can browse real estate debt investments, view details of an investment, execute legal documents, and arrange for payments online. We intend to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2019. The company is a real estate blind pool, meaning that it has not yet acquired or definitively identified the properties it will acquire with the proceeds of the Offering.

On November 2, 2018, our “best efforts” offering under Regulation A of common shares, which represent limited liability company interests in our company (the “Offering”) was qualified by the SEC. We are seeking to raise up to $50,000,000 in the Offering. The minimum offering amount we are seeking to raise through the Offering is $500,000, not including the $500,000 received from our Sponsor and its officers and directors in a separate private placement. The company has not yet met the minimum offering amount nor commenced principal operations. Funds from existing investor subscriptions are being held in escrow with an escrow agent until such time as the minimum offering amount is satisfied. In the event we have not raised the minimum offering amount by November 2, 2019, any money tendered by potential investors will be promptly returned by the escrow agent. The company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the company.

The Offering is expected to terminate on or before November 2, 2019, unless extended by our Sponsor, as permitted under applicable law and regulations. Until November 2, 2019, the per share purchase price for our common shares will be $10.00 per share, an amount that was arbitrarily determined by our Manager. Thereafter, the per share purchase price will be adjusted every fiscal quarter and, as of the last business day of March, June, September, and December, of each year, will equal the sum of our net asset value, or NAV, divided by the number of our common shares outstanding as of the end of the prior fiscal quarter (NAV per share). Although we do not intend to list our common shares for trading on a stock exchange or other trading market, we have adopted a redemption plan designed to provide our shareholders with limited liquidity on a quarterly basis for their investment in our shares.

Investment Strategy

We intend to use substantially all of the proceeds of the Offering to originate, invest in and manage a diversified portfolio of commercial real estate loans. We expect to use substantially all of the net proceeds from the Offering to originate, acquire and structure single-family, multi-family, and other commercial real estate loans (including senior mortgage loans, subordinated mortgage loans or B-Notes, mezzanine loans, participations in such loans, other commercial real estate-related debt securities (including CMBS, CDOs and REIT senior and junior debt and certain REIT preferred equity securities), and other real estate-related assets.

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We will seek to create and maintain a diversified portfolio of loans that generate cashflow through the periodic payment of interest and principal, allowing us to make regular dividend distributions to our shareholders. Our focus on investing in debt instruments will emphasize the payment of current returns to investors and preservation of invested capital as our primary investment objectives.

In addition to financial returns, the company will focus on commercial real estate lending opportunities that have a high potential to generate positive social and environmental impact, especially in housing, sustainable businesses, and other impactful business areas.

Our Manager intends to directly structure, underwrite and originate many of the debt products in which we invest, as this provides for the best opportunity to control our borrower and partner relationships and optimize the terms of our investments. Our underwriting process will involve comprehensive and systematic financial, structural, operational and legal due diligence of our borrowers and partners in order to identify and structure loans that meet our investment objectives. We feel the market environment offers a broad range of opportunities to source compelling investments with attractive risk-return profiles.

Investment Objectives

Our primary investment objectives are:

•	to preserve, protect and return investors’ capital contributions;
•	to pay competitive and consistent cash distributions;
•	to create a positive social impact through our investments;
•	to create a repeatable investment process that allows the company to continue to redeploy capital to achieve our investment objectives.

We will also seek to realize growth in the value of our investments to the extent possible, although we expect most investments to be held to their maturity date or redeemed early at the option of the borrower. As such, we will likely have little ability to affect the timing of any asset dispositions.

Competition

Our net income depends, in large part, on our ability to originate investments with attractive risk-adjusted returns. In originating these investments, we compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, private funds, private lenders, governmental bodies and other entities, as well as online lending platforms that compete with the REITless Platform, many of which have greater financial resources and a lower cost of capital than we have. In addition, there are numerous mortgage REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of loans offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential loans than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and we cannot assure you that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular dated November 2, 2018, which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

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Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2018.

Overview

The company is a Delaware limited liability company formed on March 6, 2018 to acquire and manage a diversified portfolio of single-family, multi-family, and other commercial real estate loans, commercial real estate-related debt securities and other real estate-related investments. We intend to acquire senior and subordinate mortgage, mezzanine, bridge and other commercial real estate loans, and to invest in commercial real estate-related debt securities primarily originated by the company, our Sponsor or its affiliates. In addition, we may acquire debt or preferred equity securities of public or private REITs that in the opinion of the Manager, meet our investment objectives.

We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of constructing a portfolio of real estate debt assets that provides stable, attractive returns to our investors. We may make our investments through direct loan origination, the acquisition of individual loan or securities assets or by acquiring portfolios of assets, securities of other REITs or companies with investment objectives similar to ours. As of the date of this report, we have not commenced operations nor have we identified any specific investments in which there is a reasonable probability that we will invest.

North Capital, Inc. is the Manager of the company. The Manager is responsible for managing our day-to-day operations and our portfolio of commercial real estate loans, commercial real estate and other real estate-related assets. Our Manager also has the authority to make all of the decisions regarding our investments, subject to the limitation in our operating agreement and the direction and oversight of the Manager’s research committee. The Manager, the Sponsor, and/or other affiliates of our Sponsor will provide marketing, investor relations and other administrative services on our behalf.

We intend to make an election to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2019. If we qualify as a REIT for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our shareholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will be organized and will be able to operate in a manner that will allow us to qualify for treatment as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2019, and we intend to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes thereafter.

Pursuant to the Offering, we are offering and will continue to offer up to $50,000,000 in our common shares. We completed a private placement under Regulation D in which our Sponsor and its officers and directors invested $500,000. As of the date of this report the company has not yet met the minimum offering amount in the Offering and therefore has not commenced principal operations.

Operating Results

As of the date of this report, we have not yet begun operations other than those associated with general start-up and organizational matters. As of the date of this report, we have no revenues, and for the year ended December 31, 2018 we had a net loss of $47,480. We do not intend to begin principal operations until we have received and accepted subscriptions from investors in the Offering representing at least $500,000.

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Liquidity and Capital Resources

We are dependent upon the net proceeds from the Offering to conduct our proposed operations. We will obtain the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of the Offering and the private placement and any future offerings we may conduct, from secured or unsecured financing obtained from banks or other lenders, and from any undistributed funds from our operations

We will not commence operations unless we raise a minimum of $500,000 in gross offering proceeds, in addition to the $500,000 invested by our Sponsor and its affiliates in a private placement. If we raise substantially less than $50,000,000 in gross offering proceeds, we will make fewer investments, resulting in less diversification in terms of the type, number and size of investments we make, and the value of an investment in our equity will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses related to operating as a publicly-offered REIT, regardless of whether we are able to raise substantial funds in the Offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

We currently have no outstanding debt and we have received no commitment from any lender to provide us with financing. Our targeted portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between 0% and 75% of the fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the initial portfolio) in order to quickly build a diversified portfolio of assets. Our Manager may from time to time modify our leverage policy in its discretion, with approval of the research committee, in light of then-prevailing economic conditions, the relative cost of debt and equity capital, the market values of our assets, general conditions in the market for debt and equity securities, the company’s growth and acquisition opportunities, or other factors. However, other than during our initial period of operations, it is our policy to not borrow more than 75% of the fair market value of the cost of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by the Manager’s research committee.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to the Manager. During our organization and offering stage, these payments will include reimbursements of certain organization and offering expenses advanced by the Manager on behalf of the company. During our acquisition and development stage, we expect to make payments to the Manager in connection with the selection and origination or purchase of investments, the management of our assets and costs incurred by the Manager in providing services to us. As of December 31, 2018, advances from related parties related to our organization and the Offering totaled $47,480.

We intend to elect to be taxed as a REIT and to operate as a REIT commencing with our taxable year ending December 31, 2019. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our Manager may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as the Manager deems appropriate. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on weekly record dates and pay distributions on a quarterly or other periodic basis. We have not established a minimum distribution level, and we do not expect to establish a minimum distribution level until after the company commences operations.

Market Outlook — Real Estate Capital Markets

We are encouraged by the improvements in commercial real estate capital and credit markets, as well as the positive macroeconomic factors supporting the commercial real estate industry. As we look ahead over the next five years, we believe improving economic fundamentals, higher transaction volume, and a healthier commercial real estate lending market will bolster core United States metro markets. We also expect a continuation of the trend of high foreign direct investment in United States markets generally and real estate assets specifically.

If the markets for risk assets continue to strengthen, the competition for yield will become increasingly competitive. We believe the Sponsor’s network of commercial real estate platform partners, together with its own experience in real estate transactions, provides us with a competitive advantage in identifying and originating attractive lending opportunities across commercial sub-markets during this period of heightened competition.

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On the other hand, risks related to rising interest rates and regulatory uncertainty could adversely affect our ability to originate new loans or adversely impact the values of our existing investment portfolio. In the event that real estate market fundamentals deteriorate, the collateral security backing our investments may be impaired as a result of lower rental rates, reduced occupancy levels, and/or declining collateral values. Furthermore, such an adverse market environment could materially impact the cost and availability of long-term credit, hampering the ability of our borrowers to initiate and complete the types of development and redevelopment projects that create original demand for the loans that the company intends to offer. Similarly, a decline in real estate values reflecting an imbalance in supply and demand could lead to a reduction in marginal development and redevelopment efforts, reducing demand for the type of loans made by the company.

The company expects the average duration of its loan portfolio to be less than two years at the time of origination, and less than 18 months once the company’s portfolio has become fully aged. The nature of development and redevelopment lending is such that borrowers tend to be less sensitive to the rate level than to loan terms: leverage ratio, duration, prepayment terms. As a result, the company will generally take the opportunity to trade higher yield for greater duration risk (loans that are prepayable or extendable at the borrower’s option). The flexibility offered by the company to its borrowers creates the economic risk that loans will be extended, and the duration of the portfolio will become longer, during periods of rising interest rates, and the duration of the portfolio will become shorter during periods of falling interest rates. But the company believes that the duration of the portfolio will be less correlated with interest rates than with real estate market macro conditions. For example, during strong market conditions, where demand is strong and transaction volume is high, there is an incentive for borrowers to finish projects more quickly and loan prepayments are likely to rise. Conversely, during a period of market softening fundamentals, borrowers may have difficulty meeting their project timelines and selling completed projects, which could lead borrowers to keep loans outstanding until their full maturity dates or to seek loan extensions. The company expects these real estate macroeconomic factors, much more than the general level of interest rates, to affect portfolio duration.

Over the near term, we are optimistic about the opportunity to originate loans that offer attractive target risk-adjusted returns, but we recognize that markets can change abruptly and disruptions may occur at any time. By making loans of relatively short duration, and creating an underwriting margin of safety, we believe we will remain well positioned to weather routine market corrections.

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Item 3. DIRECTORS AND OFFICERS

Our Manager

We operate under the direction of the Manager, North Capital, Inc., which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. Our Manager has established a research committee to establish investment guidelines and maintain ultimate responsibility for making decisions with respect to all acquisitions and dispositions of investment assets. The company does not have any employees. Instead, the Manager and the Sponsor will act for and on behalf of the company through their officers and directors. The Manager, the Sponsor and their officers and directors are not required to devote all of their time to our business and are only required to devote such time to the company’s affairs as their duties require.

We will follow investment guidelines adopted by the Manager and the investment and borrowing policies set forth in our offering circular, unless they are modified by the Manager. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.

As a fiduciary, our Manager is required to put our interests before its own. Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual relationship with us and our shareholders, and we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities. Our manager has agreed to operate under the CFA Institute Asset Manager Code of Professional Conduct.

Executive Officers and Directors of the Sponsor

The executive officers and directors of the Sponsor and their positions and offices are as follows:

Name	Age	Position
Executive Officers
James P. Dowd	54	CEO
Stephanie L. Holt	53	CFO
Michael T. Weaver, Jr.	36	Director-Principal
Richard G. Nelson	31	Director-Principal
Directors
James P. Dowd	54	Director
Peter K. Tomozawa	57	Director
Federico F. Soddu	31	Director

James P. Dowd

James P. Dowd is the founder and CEO of the North Capital companies, including the Sponsor, NCIT. He has 32 years of experience in global financial markets, including twenty-one years as a portfolio manager. Jim is a CFA charter holder and is a Certified Public Accountant registered with the State of Illinois. He is a registered principal with North Capital Private Securities Corp and has passed the FINRA Series 3, 7, 24, 57, 63, 65 and 79 exams. He is registered with the NFA and with FINRA. Prior to forming North Capital, Inc. in October 2008, Mr. Dowd was a Senior Managing Director at Bear Stearns & Company, from September 2003 to September 2008. At Bear he led the portfolio management team allocating firm and customer capital to non-affiliate hedge funds. Before Bear, Jim also held senior positions with Tokai Asia Ltd. and Bankers Trust Company, where he was Managing Director and Head of Derivatives Trading for Asia. Jim is a magna cum laude graduate of Georgetown University School of Foreign Service.

Stephanie Holt

Stephanie Holt is CFO and a Managing Director at the North Capital companies, including of the Sponsor, NCIT. She has over 25 years of experience in finance. Stephanie holds the FINRA Series 99 license and is registered with FINRA. Prior to joining the North Capital companies in 2011, she held management and executive positions in the finance, high tech, medical, and manufacturing industries. Stephanie graduated from University of California, Riverside, where she earned a Bachelor of Science in Business Economics with a concentration in Accounting. She also holds an MBA from University of Redlands.

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Michael Weaver

Michael Weaver is a Director-Principal at North Capital Private Securities, including of the Sponsor, NCIT, and has been at the North Capital companies since 2015. He has over 10 years of experience in financial markets. Michael has passed the FINRA Series 3, 7, 24, 63 and 65 exams and is registered with FINRA. Michael started his career in 2004 as an Analyst in the Fixed-Income Sales & Trading (“S&T”) Program at Banc of America Securities, working in the Structured Securities Group and the Central Funding Group, where he was an interest rate trader of Agency Specials, Strips, TIPS, Off-the-run Treasuries and the on-the-run 30 year US Treasury bond in repo. Michael also has experience as a Summer Analyst in Investment Banking at Goldman Sachs, a Summer Associate in S&T at Deutsche Bank and an Intern at MKP Capital Management. Michael graduated magna cum laude from Morehouse College, where he earned a Bachelor of Arts in Business Administration with a concentration in Finance. While at Morehouse, he was inducted into Phi Beta Kappa and Beta Gamma Sigma. Mr. Weaver also holds an MBA from Cornell University where he was a Roy H. Park Leadership Fellow. Mr. Weaver is a CFA charter holder.

Richard “Grant” Nelson

Grant Nelson is a Director-Principal at North Capital Private Securities, including of the Sponsor, NCIT. Grant has passed the FINRA Series 7, 24 and 63 exams and is registered with FINRA. Prior to joining North Capital in 2015, Grant served in the United States Air Force as an avionics technician from 2007 to 2011, earning the rank of Senior Airman. His experience also includes an internship as an analyst for the Utah Shakespeare Festival, during which time he specialized in statistics. Grant is a graduate of the University of Utah, where he graduated summa cum laude with a BS in Economics. Grant also received his MS in Finance from the University of Utah.

Peter K. Tomozawa

Peter Tomozawa is a Visiting Scholar at the International Monetary Fund in Washington DC and currently serves as an Advisor to the LA 2028 Organizing Committee in Los Angeles, California. Prior to this he served for two years on the Olympic and Paralympic bid committee’s executive team that successfully brought the 2028 Games to Los Angeles. He is a trustee of The Nature Conservancy in Honolulu, Hawaii. He previously served as Executive Director, Business Development, with the Office of the Mayor of Honolulu. Prior to that he served as a director of several private companies and non-profit organizations. He retired as a Partner and Managing Director at Goldman Sachs in 2010, after a seventeen-year career in New York, Tokyo, and London. Mr. Tomozawa earned his MBA in Finance from The Wharton School at University of Pennsylvania, and his BS in Industrial and Operations Engineering from the University of Michigan.

Federico F. Soddu

Federico F. Soddu is corporate counsel at ConsenSys, a blockchain software company, and is based in Brooklyn. Mr. Soddu works closely with ConsenSys leadership on a broad variety of legal, business and strategic matters. Prior to joining ConsenSys, Mr. Soddu was an associate in the New York office of Latham & Watkins LLP, where he practiced in the Emerging Companies Group and represented investors and start-up companies in a variety of private securities transactions. Prior to that, he was a member of the Financial Institutions Group of Latham & Watkins LLP, where he primarily focused on public equity-linked derivatives transactions (e.g. registered/144A convertible notes, margin loans, OTC trades and special situations) for the world’s largest financial institutions and both U.S. and foreign issuers listing on U.S. exchanges. Mr. Soddu is a graduate of Northwestern University School of Law (J.D., cum laude) and the University of Pennsylvania (B.A., magna cum laude). He is a member of the New York Bar.

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our Sponsor receives compensation for his or her services, including services performed for us on behalf of the Manager, from our Sponsor. As executive officers of the Sponsor, these individuals will perform the duties of the Manager to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

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Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the beneficial ownership of our common shares as of the date of this report for each person or group that holds more than 5% of our common shares, for each director and executive officer of our Sponsor and for the directors and executive officers of our Sponsor as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares. In 2019, we completed the private placement of securities to our Sponsor, its officers and directors.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 623 E Fort Union Blvd., Suite 101, Salt Lake City, UT 84121.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of All Shares
North Capital Investment Technology, Inc. (2)	100	0.10
James P. Dowd	50,000	100.00
All directors and executive officers of the Sponsor as a group (4 persons)	50,000	100.00

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	All voting and investment decisions with respect to our common shares that are held by NCIT, its officers or directors, are controlled by the board of directors and officers of NCIT. The chief executive officer of NCIT is James P. Dowd. The board of NCIT is comprised of three (3) members, with one (1) elected by the common shareholders, one (1) elected by the Series A preferred shareholders, and one (1) elected by all of the shareholders voting as a single class.

Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Our Amended and Restated Operating Agreement, pursuant to which the Manager will provide management and investment management services, is filed as exhibit 2.2 to this report. The Manager and its affiliates will receive fees and expense reimbursements for services relating to the Offering and the investment and management of our assets. The items of compensation are summarized in the following table.

No portion of the fees detailed below will be allocated to any individual in his or her capacity as an executive officer of our Sponsor or Manager.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Organization and Offering Stage
Organization and Offering Expenses — Manager	To date, the Manager has paid $60,000 organization and offering expenses on our behalf. We will reimburse the Manager for these costs and future organization and offering costs it may incur on our behalf. We expect organization and offering expenses to not exceed $250,000 or, if we raise the maximum offering amount, approximately 0.5% of gross offering proceeds.	$250,000 (1)

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Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Distribution Sales and Marketing Allowance — Broker Sales Commission	Investors will not pay upfront selling commissions as part of the price per share of our common shares purchased in the Offering. The Manager will pay NCPS and certain brokers participating in the Offering selling commissions quarterly from their asset management fee equal to an annualized rate of 0.25% of the proceeds from the sale of any shares that the broker executed. A portion of that sales commission will be paid to employees of our affiliates, who are serving as registered representatives of NCPS and to other broker-dealers not affiliated with us for their services in connection with the sale of our common shares.

Actual amounts are dependent upon the offering proceeds we raise. The broker sales commission, assuming the maximum amount of the Offering is raised and up to a 0.25% commission is paid on each executed sale, will be $125,000 per annum.

At the Manager’s sole discretion, the manager may pay this commission as a lump sum up-front amount of 0.75% in lieu of a quarterly commission.

These amounts will be paid by the Manager from its annual management fee and will not be directly charged to either the company or its investors.

Acquisition and Development Stage
Acquisition / Origination Fee — Sponsor or its Affiliate (2)	The borrower may pay up to 5.0% of the amount funded by our Sponsor or affiliates of our Sponsor to acquire or originate commercial real estate loans or the amount invested in the case of other real estate investments, excluding any acquisition and origination expenses and any debt attributable to such investments. We will not be entitled to this fee.

Paid directly by borrowers to our Sponsor or affiliates of our Sponsor, not by us.

Actual amounts are dependent upon the total equity and debt capital provided by the company, the Sponsor, or their affiliates; we cannot determine these amounts at the present time.

Reimbursement of Acquisition / Origination Expenses — Manager	We will reimburse the Manager for actual expenses incurred in connection with the selection, acquisition, origination or due diligence of a prospective investment, to the extent not reimbursed by the borrower, subject to a 1% limit on the amount of the prospective investment, whether or not we ultimately acquire or originate the investment.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the number of investment opportunities considered by the company. The maximum acquisition fee in a year, assuming the maximum amount of the Offering is raised and we utilize leverage of 75% (the high end of the company’s disclosed target leverage range), would be $2,000,000.

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Operational Stage
Asset Management Fee — Manager (3)	Quarterly asset management fee equal to an annualized rate of 1.00%, which, until November 2, 2019, will be based on our net offering proceeds as of the end of each quarter, and thereafter will be based on our NAV at the end of each prior quarter.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations. The asset management fee, assuming the maximum amount of the Offering is raised and we utilize leverage of 75% (the high end of the company’s disclosed target leverage range), would be $500,000 per year.

Other Operating Expenses — Manager	We will reimburse the Manager for out of pocket expenses paid to third parties in connection with providing services to us, including license fees, auditing fees, fees associated with SEC reporting requirements, increases in insurance costs, Delaware taxes and filing fees, administration fees, fees for the services of an independent representative, and third-party costs associated with these expenses. This does not include overhead, employee costs, utilities or technology costs of the Manager, NCIT or their affiliates.

	The expense reimbursements that we will pay to the Manager also include expenses incurred by our Sponsor in the performance of services under the shared services agreement between the Manager and our Sponsor, including any increases in insurance attributable to the management or operation of the company.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Liquidation – Listing Stage
Disposition Fees	None	—

(1)	After we raise $500,000 in the Offering and have begun our operations, we will start to reimburse the Manager, without interest, for these organization and offering costs incurred both before and after that date. Reimbursement payments will be made in quarterly installments, but the aggregate quarterly amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds from the Offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable quarterly installment, the excess will be eligible for reimbursement in subsequent quarters (subject to the 0.50% limit), calculated on an accumulated basis, until the Manager has been reimbursed in full.

(2)	The acquisition/origination fee paid to the Sponsor or its affiliates by borrowers is a percentage of the purchase price of an investment or the amount funded by us to acquire or originate a loan. The amount of the origination fee is determined through direct negotiations with a borrower and is generally a higher percentage (3-5%) for loan amounts below $500,000 and a lower percentage (1-2%) for loan amounts of $500,000 or more.

(3)	Our Manager in its sole discretion may defer or waive any fee payable to it under the operating agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

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Item 6. OTHER INFORMATION

None

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Item 7. FINANCIAL STATEMENTS

REITLESS IMPACT INCOME STRATEGIES LLC

Financial Statements For The Year Ended December 31, 2018

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Independent Auditor’s Report

To Management

REITless Impact Income Strategies LLC

Midvale, UT

We have audited the accompanying balance sheet of REITless Impact Income Strategies LLC as of December 31, 2018, and the related statements of income, retained earnings, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of REIT- less Impact Income Strategies LLC as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Jason M. Tyra, CPA, PLLC

Dallas, TX

April 26, 2019

1700 Pacific Avenue, Suite 4710

Dallas, TX 75201 (P) 972-201-9008 (F) 972-201-9008

info@tyracpa.com

www.tyracpa.com

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REITLESS IMPACT INCOME STRATEGIES LLC

BALANCE SHEET

DECEMBER 31, 2018

LIABILITIES AND MEMBERS' EQUITY

LIABILITIES
Accounts Payable	47,480

TOTAL LIABILITIES	47,480

MEMBERS' EQUITY
Retained Earnings	(47,480)

TOTAL MEMBERS' EQUITY	(47,480)

TOTAL LIABILITIES AND MEMBERS' EQUITY	$-

See accompanying notes.

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REITLESS IMPACT INCOME STRATEGIES LLC

INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2018

Operating Expense
Legal and Professional Services	47,480
47,480

Net Income from Operations	(47,480)

Net Income (Loss)	$(47,480)

See accompanying notes.

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REITLESS IMPACT INCOME STRATEGIES LLC

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2018

Cash Flows From Operating Activities
Net Income (Loss) For The Period	$(47,480)
Change in Accounts Payable	47,480

Net Cash Flows From Operating Activities	-

Cash at Beginning of Period	-
Net Increase (Decrease) In Cash	-
Cash at End of Period	$-

See accompanying notes.

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REITLESS IMPACT INCOME STRATEGIES LLC

STATEMENT OF CHANGES IN MEMBERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2018

BEGINNING MEMBERS' EQUITY	-

Contributed Capital

Net Income (Loss)	(47,480)

ENDING EQUITY	$(47,480)

See accompanying notes.

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REITLESS IMPACT INCOME STRATEGIES LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2018

NOTE A- ORGANIZATION AND NATURE OF ACTIVITIES

REITless Impact Income Strategies LLC (“the Company”) is a limited liability company organized under the laws of the State of Delaware. The Company intends to invest in real estate, earning a return for its members through the collection of rents and the realization of capital gains on sales of its holdings.

NOTE B- GOING CONCERN MATTERS

The financial statements have been prepared on the going concern basis, which assumes that the Company will continue in operation for the foreseeable future. However, management has identified the following conditions and events that created an uncertainty about the ability of the Company to continue as a going concern. The Company recorded a substantial net operating loss during the year ended December 31, 2018.

The following describes management's plans that are intended to mitigate the conditions and events that raise substantial doubt about the Company's ability to continue as a going concern. The Company will raise capital in an equity crowdfunding offering during the first half of 2019. The Company's ability to meet its obligations as they become due is dependent upon the success of management's plans, as described above.

These conditions and events create an uncertainty about the ability of the Company to continue as a going concern through April 26, 2020 (one year after the date that the financial statements are available to be issued). The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE C- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased.

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REITLESS IMPACT INCOME STRATEGIES LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Revenue

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the fee for the arrangement is fixed or determinable and collectability is reasonably assured. As of December 31, 2018, the Company had not commenced principal operations or earned any revenue.

Accounts Payable

As of December 31, 2018, the Company owed $47,480 in accounts payable for expenses related to its formation and preparation for an equity offering. All or some of these expenses may be payable to related parties, including the Company’s members or managers.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax filing requirements as a partnership in the federal jurisdiction of the United States. As such, all items of income and expense are allocated to the members of the Company and reported on their individual tax returns. The Company’s federal tax filing for 2018 will be subject to review by the IRS until 2022.

NOTE D- MEMBER LIABILITY

The Company is organized as a limited liability company. As such, the liability of members of the Company for the financial obligations of the Company is limited to each member’s contribution of capital.

NOTE E- SUBSEQUENT EVENTS

Management considered events subsequent to the end of the period but before April 26, 2019, the date that the financial statements were available to be issued. On April 19, 2019, the Company completed a private placement of 50,000 common shares to its sponsor and the sponsor's officers and directors. Total proceeds from the private placement were $500,000, including $1,000 from the sponsor.

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Item 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Certificate of Formation (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the company’s DOS/A filed as Exhibit 15.2 of Form 1-A (Commission File No. 024-10891))
2.2	Amended and Restated Operating Agreement
4	Form of Subscription Agreement (incorporated by reference to the copy thereof submitted as Exhibit 4 of Form 1-A (Commission File No. 024-10891))
8	Escrow Agreement (incorporated by reference to the copy thereof submitted as Exhibit 8 of Form 1-A (Commission File No. 024-10891))

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on April 30, 2019.

REITLESS IMPACT INCOME STRATEGIES LLC

By North Capital, Inc., its manager

BY	/s/ James P. Dowd
Name: James P. Dowd
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the date indicated.

/s/ James P. Dowd	Date: April 30, 2019
James P. Dowd
Chief Executive Officer, North Capital, Inc.
(Principal Executive Officer)

/s/ Stephanie Holt	Date: April 30, 2019
Stephanie Holt
Chief Financial Officer, North Capital, Inc.
(Principal Financial Officer; Principal Accounting Officer)

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